Exhibit 99.1

Magnachip Announces CFO Maternity Leave

SEOUL, South Korea, May 1, 2023— Magnachip Semiconductor Corporation (“Magnachip” or the “Company”) (NYSE: MX) announced today that Shin Young Park, the Company’s Chief Financial Officer and the principal financial and accounting officer, went on maternity leave. In Ms. Park’s absence, the Board of Directors of the Company appointed Mr. Young-Joon Kim, the Company’s Chief Executive Officer, to serve as Interim Chief Financial Officer and to assume the duties of principal financial and accounting officer of the Company on a temporary basis, with such appointment effective as of April 28, 2023. We currently expect Ms. Park to return at the end of July or early August 2023, and upon her return from maternity leave, she will return to the position of Chief Financial Officer and the principal financial and accounting officer of the Company, and Mr. Kim will continue in his role as the Company’s Chief Executive Officer.

About Magnachip Semiconductor Corporation

Magnachip is a designer and manufacturer of analog and mixed-signal semiconductor platform solutions for communications, IoT, consumer, computing, industrial and automotive applications. The Company provides a broad range of standard products to customers worldwide. Magnachip, with more than 40 years of operating history, owns a portfolio of approximately 1,100 registered patents and pending applications, and has extensive engineering, design, and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACTS:

Yujia Zhai

The Blueshirt Group

Tel. (860) 214-0809

Yujia@blueshirtgroup.com